NEWS RELEASE

For Immediate Release

SPECTRUM BRANDS ANNOUNCES

EXPIRATION OF CONSENT SOLICITATION

AND EARLY ACCEPTANCE OF

ITS 8 ½% SENIOR SUBORDINATED NOTES DUE 2013

TENDERED PURSUANT TO THE EXCHANGE OFFER

ATLANTA – March 30, 2007 – Spectrum Brands, Inc. (NYSE: SPC) (the “Company”) today announced (i) the expiration, as of 5:00 p.m., New York City time, on March 29, 2007, of the solicitation of consents (the “Consent Solicitation”) to proposed amendments to the indenture governing the Company’s outstanding 8 1/2% Senior Subordinated Notes due 2013 (the “Existing Notes”) and a waiver of certain alleged or existing defaults or events of default and certain rights under other debt agreements or instruments of the Company; and (ii) the acceptance of the Existing Notes that were validly tendered prior to the expiration of the Consent Solicitation and not withdrawn prior to the effectiveness of the proposed amendments and waiver pursuant to the previously announced exchange offer (the “Exchange Offer”) for all of the Company’s Existing Notes.

As of 5:00 p.m., New York City time, on March 29, 2007, approximately $344,831,000 million in principal amount of the Existing Notes, representing approximately 98.52% of the aggregate outstanding principal amount of Existing Notes, had been validly tendered and not withdrawn in the Exchange Offer. Tendering holders of the Existing Notes whose notes have been accepted by the Company will promptly receive $950 in principal amount of Variable Rate Toggle Senior Subordinated Notes due 2013 (“New Notes”), plus accrued and unpaid interest up to, but not including, April 1, 2007 per $1000 principal amount of Existing Notes so tendered. In addition, such tendering holders will also receive a consent payment of $50.00 in principal amount of New Notes per $1000 principal amount of Existing Notes tendered.

The remainder of Existing Notes may be tendered up until 12:00 Midnight, New York City time, on April 13, 2007, the expiration of the Exchange Offer. Holders validly tendering Existing Notes after the expiration of the Consent Solicitation but prior to the expiration of the Exchange Offer will receive $950 in principal amount of New Notes for each $1000 principal amount of Existing Notes tendered promptly upon acceptance of such tendered Existing Notes following the expiration of the Exchange Offer.

The Exchange Offer is made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. This press release is not an offer to exchange any Existing Notes for New Notes, a solicitation of an offer to exchange any Existing Notes for New Notes, a solicitation of consents with respect to the Existing Notes, an offer to sell any New Notes or the solicitation of an offer to buy any New Notes. Tenders of remaining Existing Notes may only be made pursuant to the Company’s Offering Circular and Consent Solicitation Statement, dated March 16, 2007, and related Letter of Transmittal and Consent, which the Company has sent to registered holders of the Existing Notes. The Offering Circular and Consent Solicitation Statement, and related documents, sets forth the complete terms of the Exchange Offer and the Consent Solicitation.

Forward Looking Statements

Certain matters discussed in this news release contain forward-looking statements, which are based on the Company’s current expectations and involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to the Company’s ability to successfully consummate the Exchange Offer. The Company cautions the reader that actual results could differ materially from the expectations described in the forward-looking statements. The Company also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this news release. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands’ products are sold by the world’s top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 8,400 employees worldwide. The Company’s stock trades on the New York Stock Exchange under the symbol SPC.

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Investor Contact:

Nancy O’Donnell

VP Investor Relations, Spectrum Brands

770-829-6208

Media Contact:

Sard Verbinnen & Co for Spectrum Brands

Jamie Tully or Victoria Hofstad

212-687-8080

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